EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in Registration Statement
No. 33-34655 on Form S-8 dated April 24, 1990, as amended by Post Effective Amendment No.1 dated April 16, 1991, and in Registration Statement
No. 33-47336 on Form S-8 dated April 21, 1992 (which also serves as Post Effective Amendment No.2 to Registration Statement No. 33-34655) pertaining to the Capital Holding Corporation Thrift Savings Plan of Capital Holding Corporation and in the related Prospectus, of our report dated
April 6, 1994, with respect to the financial statements and schedules of the Capital Holding Corporation Thrift Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1993.


ERNST & YOUNG



Louisville, Kentucky
April 25, 1994